Exhibit 99.2

NEWS RELEASE CONMED Corporation Todd Garner Chief Financial Officer 727-214-2975 ToddGarner@conmed.com

CONMED Announces Definitive Agreement to Acquire In2Bones Global, Inc.

Largo, Florida, May 4, 2022 – CONMED Corporation (NYSE: CNMD) today announced a definitive agreement to acquire privately-held In2Bones Global, Inc. (In2Bones), on a cash-free, debt-free basis, for cash consideration of $145 million at closing and up to an additional $110 million in growth-based earnout payments over a four-year period. The transaction is not subject to a financing condition. The transaction is subject to customary closing conditions, including receipt of U.S. regulatory approval, and is expected to close late in the second quarter or early in the third quarter of 2022.

Headquartered in Memphis, Tennessee, In2Bones is a global developer, manufacturer, and distributor of medical devices for the treatment of disorders and injuries of the upper (hand, wrist, elbow) and lower (foot and ankle) extremities. The company’s comprehensive product portfolio includes implants, fracture systems, biologics, and related hardware.

“This acquisition is a natural strategic extension of our Orthopedic portfolio,” commented Curt R. Hartman, CONMED’s Chair of the Board, President, and Chief Executive Officer. “In2Bones is an exciting platform for CONMED to enter the extremities market given its broad portfolio, extensive sales channel, and experienced leadership team. We look forward to welcoming the In2Bones team to CONMED.”

Alan Taylor, President and Chief Executive Officer of In2Bones, added, “Our talented team has worked tirelessly to build a comprehensive and efficient set of solutions focused on successful reproducible outcomes for extremities surgery, and we are excited to join CONMED. The CONMED team clearly shares our focus on people and clinical innovation to address unmet needs, and we look forward to continuing to advance our solutions and deliver them to patients across the globe.”

“Alan and his team have built a strong global platform in the extremities market,” commented Pat Beyer, CONMED’s President of International and Global Orthopedics. “In2Bones is a strong complement to our existing international platform, and I am excited to expand our global orthopedic offering into the high-growth extremities space. I look forward to working closely with the In2Bones team and to integrating their portfolio and commercial team into our existing infrastructure.”

Financial Highlights

In2Bones had 2021 revenue of $36.8 million at approximately 80% gross margins and is expected to grow revenue double digits on an ongoing basis. Based on the anticipated date of closing, CONMED expects the acquisition to add approximately $20 million to its revenue in the second half of 2022. The acquisition is expected to be slightly accretive to adjusted EBITDA in 2022, accretive in the single-digit millions in 2023, and in the double-digit millions thereafter. From an adjusted EPS perspective, the acquisition is expected to be between $0.05 and $0.10 dilutive to both the remainder of 2022 and the full year 2023, and accretive thereafter.

The impact of the acquisition on financial guidance was included in the company’s earnings report released today.

Advisors

Sullivan & Cromwell LLP and DLA Piper LLP are acting as legal counsel for CONMED. William Blair is acting as financial advisor and K&L Gates LLP and the Nilson Law Group, PLLC are acting as legal counsel for In2Bones Global, Inc.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, thoracic surgery, and gastroenterology. For more information, visit www.conmed.com.

About In2Bones Global, Inc.

Headquartered in Memphis, Tennessee, In2Bones is a global developer manufacturer and distributor of medical devices for the treatment of disorders and injuries of the upper (hand, wrist, elbow) and lower (foot and ankle) extremities.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to, the risks posed to the Company’s business, financial condition, and results of operations by the COVID-19 global pandemic and the various government responses to the pandemic, including deferral of surgeries, reductions in hospital and ambulatory surgery center operating volumes, disruption to potential supply chain reliability; the ability of the Company to advance In2Bones Global, Inc.’s product lines following the acquisition; uncertainties as to the timing for completion of the acquisition; the possibility that various conditions to complete the acquisition may not be satisfied or waived; transaction costs in connection with the acquisition; the potential effects of the acquisition on relationships with employees, customers, other business partners or governmental entities; any assumptions underlying any of the foregoing as well as the risk factors discussed in the Company’s Annual Report on Form 10-K for the full year ended December 31, 2021. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.